EXHIBIT 99.1

LOS ANGELES SINGAPORE PENANG KUALA LUMPUR BANGKOK

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 826-5051
	(818) 787-7000	info@BerkmanAssociates.com
Trio-Tech Fiscal 2006 Second Quarter
Net Income of $2.76 Per Share
Includes $8.9 Million Net Gain on Sale of Ireland Property
Semiconductor Testing Segment Revenue
Increased 40% In Second Quarter and 33% In First Half
     Van Nuys, CA, — February 17, 2006 — Trio-Tech International (AMEX:TRT) announced today that net income for the second quarter of 2006 was $2.76 per diluted share, which included an after-tax gain of $8.9 million from the previously announced sale of its property in Dublin, Ireland. Revenue in the Company’s semiconductor testing services segment increased 40% for the second quarter and 33% for this year’s first half.
Second Quarter Results
     For the three months ended December 31, 2005, revenue increased 34% to $7,425,000 from $5,533,000 for the second quarter of fiscal 2005. Testing service revenue rose 40% to $3,715,000 versus $2,654,000 for the second quarter of the prior fiscal year; manufacturing segment revenue increased 28% to $3,111,000 from $2,425,000; and distribution segment revenue increased 32% to $599,000 from $454,000.
     Overall gross margin for the second quarter improved to 25% of revenue for the second quarter of fiscal 2006 from 23% for the same quarter last fiscal year. Gross margin in the testing services segment improved to 37% from 29% for the second quarter of the prior fiscal year, reflecting improved overhead absorption and higher capacity utilization. The gross profit margin in the manufacturing segment dropped to 13% for the second quarter of fiscal 2006 from 18% for the same period last fiscal year due to price competition and an increased in the cost of materials. Gross profit margin in the distribution segment dropped to 15% for this second quarter from 16% in the same period last fiscal year due to an increase in demand for lower margin front-end products.
     The loss from continuing operations, net of income taxes and minority interest, for this year’s second quarter was $446,000, or a loss per share of $0.15. This compares to a loss from continuing operations, net of income taxes and minority interest, for the second quarter of fiscal 2005 of $111,000, or a loss per share of $0.03. This year’s second quarter results included earnings-based bonuses of $705,000 paid and payable to officers and directors under pre-existing employment contracts in connection with the sale of the property in Dublin, Ireland.
     Including discontinued operations, net income for the second quarter of 2006 was $8,391,000, or diluted earnings per share of $2.76. This compares to a net loss for the second quarter of fiscal 2005 of $100,000, or a diluted loss per share of $0.03.
     At December 31, 2005, cash and short-term deposits were $13,661,000, versus $4,650,000 at June 30, 2005. Shareholder’s equity at December 31, 2005 was $15,396,000 compared to $9,297,000 at June 30, 2005. Shareholders’ equity at December 31, 2005 was net of the dividend of $0.50 per share declared on December 2, 2005 and paid on January 25, 2006.
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Trio-Tech Fiscal 2006 Second Quarter Net Income of $2.76 Per Share Includes $8.9 Million Net Gain
on Sale of Ireland Property
February 17, 2006
Page Two
Six Month Results
     Revenue for the six months ended December 31, 2005 was $13,130,000. This compares to revenue for the first six months of the prior year of $13,276,000. Testing services segment revenue for the first six months of this fiscal year increased 33% to $7,260,000 versus $5,440,000 for the first six months of fiscal 2005; manufacturing segment revenue declined 30% to $4,466,000 from $6,403,000; and distribution segment revenue declined 2% to $1,404,000 from $1,433,000.
     Overall gross margin for the six months ended December 31, 2005 improved to 28% of revenue of fiscal 2006 from 24% in the same period last fiscal year. Gross profit margin in the testing segment improved to 38% from 33% for the six months of this fiscal year, reflecting improved overhead absorption and higher capacity utilization. The gross profit margin in the manufacturing segment dropped to 15% for the six months ended December 31, 2005 from 17% compared to the same period last fiscal year due to price competition and an increased in the cost of materials. Gross profit margin in the distribution segment dropped to 22% for the six months ended December 31, 2005 from 23% compared to the same period last fiscal year due to an increase in demand for lower-margin front-end products.
     The loss from continuing operations, net of income taxes and minority interest, for the first six months of fiscal 2006 was $282,000, or a loss per share of $0.09. This compares to net income from continuing operations, net of income taxes and minority interest, for the first six months of fiscal 2005 of $135,000, or diluted earnings per share of $0.04.
     Including discontinued operations, net income for the six months ended December 31, 2005 was $8,177,000, or diluted earnings per share of $2.71. This compares to net income for the six months ended December 31, 2004 of $137,000, or diluted earnings per share of $0.04.
Operations Review
     “Rising demand for personal computers, notebooks and server chips continues to drive growth in our semiconductor testing services business. We are benefiting from last year’s acquisition of the semiconductor burn-in business in Malaysia and a steady ramp-up of volume for the newest microprocessor chips at our plant in Singapore.” said Chief Executive Officer S.W. Yong. “We expect the acquisition we completed on January 3, 2006 of all of the outstanding shares of Globetronics Shanghai Inc. (GSI), a semiconductor testing and burn-in business based in Shanghai, China which we are in the process of changing its name to Trio-Tech (Shanghai) Co., Ltd. to contribute to our results beginning in the current quarter. We are encouraged by our progress in implementing our growth strategy, and optimistic about the outlook for this year’s second half.”
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED, IN THOUSANDS, EXCEPT EARNINGS (LOSS) PER SHARE)

	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
NET SALES
PRODUCT SALES	$5,870	$7,836	$3,710	$2,879
SERVICES	7,260	5,440	3,715	2,654

	13,130	13,276	7,425	5,533

COST OF SALES
COST OF GOODS SOLD	4,915	6,428	3,220	2,362
COSTS OF SERVICES RENDERED	4,525	3,655	2,339	1,885

	9,440	10,083	5,559	4,247

GROSS PROFIT	3,690	3,193	1,866	1,286

OPERATING EXPENSES
General and administrative	2,577	2,368	1,288	1,130
Director and officer bonuses	705	9	705	(10)
Selling	515	550	230	281
Research and development	33	56	16	23
Impairment Loss	15	1	—	—

Total	3,845	2,984	2,239	1,424

(LOSS) INCOME FROM OPERATIONS	(155)	209	(373)	(138)

OTHER INCOME (EXPENSE)
Interest expense	(74)	(86)	(38)	(55)
Other income	112	42	82	(12)

Total	38	(44)	44	(67)

(LOSS) INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES	(117)	165	(329)	(205)
INCOME TAXES	184	51	112	(60)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(301)	114	(441)	(145)
MINORITY INTEREST	19	21	(5)	34

(LOSS) INCOME FROM CONTINUING OPERATIONS	(282)	135	(446)	(111)
INCOME FROM DISCONTINUED OPERATION	8,459	2	8,837	11

NET INCOME (LOSS)	$8,177	$137	$8,391	$(100)

EARNINGS (LOSS) PER SHARE
Basic (loss) earnings per share from Continuing operations	$(0.09)	$0.05	$(0.15)	$(0.03)
Basic earnings per share from Discontinued operation	2.80	0.00	2.91	0.00

Basic earnings (loss) per share from Net income (loss)	$2.71	$0.05	$2.76	$(0.03)

Diluted (loss) earnings per share from Continuing operations	$(0.09)	$0.04	$(0.15)	$(0.03)
Diluted earnings per share from Discontinued operation	2.80	0.00	2.91	0.00

Diluted earnings (loss) per share from Net income (loss)	$2.71	$0.04	$2.76	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic	3,016	2,965	3,038	2,966
Diluted	3,016	3,065	3,038	2,966

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$8,177	$137	$8,391	$(100)
Foreign currency translation adjustment	(746)	278	(766)	240

COMPREHENSIVE INCOME	$7,431	$415	$7,625	$140

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT NUMBER OF SHARES)

	Dec. 31,	Jun. 30,
	2005	2005
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$7,034	$1,439
Short-term deposits	6,627	3,211
Trade accounts receivable, net	3,853	4,178
Other receivables	327	142
Inventories, net	1,253	1,584
Prepaid expenses and other current assets	258	76

Total current assets	19,352	10,630

PROPERTY, PLANT AND EQUIPMENT, Net	6,912	7,176
OTHER INTANGIBLE ASSETS, Net	339	386
OTHER ASSETS	139	138
ADVANCES TO SELLER	153	15

TOTAL ASSETS	$26,895	$18,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$259	$336
Accounts payable	1,343	1,681
Dividends payable	1,608	—
Accrued expenses	3,286	2,598
Income tax payable	239	168
Current portion of notes payable	882	655
Current portion of capital leases	110	123
Current portion of deferred tax liabilities	278	275

Total current liabilities	8,005	5,836

NOTES PAYABLE, net of current portion	899	634
CAPITAL LEASES, net of current portion	155	110
DEFERRED TAX LIABILITIES	413	407

TOTAL LIABILITIES	9,472	6,987

MINORITY INTEREST	2,027	2,061

SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized;
3,051,242 shares issued and outstanding as at Dec. 31, 2005,and
2,976,042 shares issued and outstanding as at Jun. 30, 2005, and	9,786	9,554
Paid-in capital	328	284
Accumulated retained earnings (deficit)	6,271	(298)
Accumulated other comprehensive loss-translation adjustments	(989)	(243)

Total shareholders’ equity	15,396	9,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,895	$18,345